Exhibit 99.1

Real Goods Solar Completes Acquisition of Mercury Energy

Acquisition Expands Real Goods Solar’s Presence in Northeast and Adds More than $10 Million in Cash to Accelerate Growth in Key Markets Nationwide

Louisville, CO., January 15, 2014 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has acquired Mercury Energy in a merger transaction.

Mercury Energy, more widely known as Mercury Solar Systems, has been recognized as one of the top solar integrators on the East Coast, completing well over 2,000 solar systems or 60 megawatts in total installations for commercial, residential and utility customers since the company was founded in 2006.

“The addition of Mercury significantly increases the overall depth and breadth of our capabilities,” said Kam Mofid, CEO of Real Goods Solar. “In August of last year, we acquired Syndicated Solar to strengthen our residential business and it produced a significant increase in our homeowner engagements. Following Mercury’s integration over the next few weeks, we expect to likewise accelerate our growth in the commercial sector.”

“Our increased size and scale strengthens our commercial and residential sales capabilities in key solar markets, and reinforces our ability to bring to our customers more comprehensive end-to-end solutions, including attractive project finance options,” continued Mofid. “As an added benefit, Mercury bolsters our balance sheet with an additional $12 million of net working capital, including more than $10 million of cash, and without adding debt. We plan to use these funds to further accelerate growth in key markets across the country.”

Jared Haines, president of Mercury, commented: “The entire Mercury team is very excited to be joining Real Goods Solar, a recognized pioneer and leader in solar energy. Our combined resources and capabilities make us a very strong national player and a more significant force in the industry.”

Real Goods Solar acquired Mercury in an all-stock transaction totaling approximately 8.3 million shares of Class A common stock, which recently received shareholder approval. In addition to valuable physical assets, operational systems and customer base, Mercury brings to Real Goods Solar more than 50 employees, including three seasoned executives who have been appointed to key positions:

•	Jared Haines was appointed vice president of sales at RGS Energy, the commercial and utility division of Real Goods Solar. Haines, a cofounder of Mercury, previously served as Mercury’s president. He has had a successful career in sales of commercial solar systems and was instrumental in building the Mercury business and brand.

•	Anthony Coschigano was appointed vice president of RGS Energy’s northeast operations. He will be responsible for integrating and improving all facets of systems deployment and increasing productivity of the combined organization. He co-founded Mercury and has years of solar project management and construction experience.

•	Andrew Zaref was appointed vice president of project finance at Real Goods Solar. He will be responsible for implementingthe company’s residential and commercial financing and asset management strategies. Zaref previously served as Mercury’s CFO and COO, and has more than 20 years of financial management and capital markets experience. He has served as CFO of a number of fast-growing public and private companies, and was also a partner at KPMG LLP.

“Real Goods Solar has made tremendous progress over the past 18 months,” said Mofid. “We developed and deployed a precise roadmap that successfully addressed a number of key issues and challenges, and this allowed us to restart our growth engine on the back of improved productivity and results.

“With the Mercury transaction complete, Real Good Solar has become very well-positioned in terms of leadership talent, geography, and internal resources and capabilities. As we embark upon the next phase of our journey, we are looking forward to an exciting year ahead and taking the business to the next level of growth and performance.”

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 16,000 solar power systems representing well over 120 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 17 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at www.facebook.com/realgoodssolar and on Twitter at www.twitter.com/realgoodssolar.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, realizing synergies and other benefits from the Mercury merger, introduction of new products and services, completion and integration of acquisitions, possibility of negative economic conditions and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact

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Tel 1-949-574-3860

RSOL@liolios.com